EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Kevin Lightfoot Vice President Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 kevin.lightfoot@acs-inc.com

ACS Board of Directors Authorizes Share Repurchase Program

DALLAS, TEXAS: November 26, 2007 — Affiliated Computer Services, Inc., (NYSE: ACS) today announced the Board of Directors has endorsed a proposed $1 billion share repurchase program and has authorized the company to purchase up to $200 million of the company’s Class A Common Stock, effective immediately, under this program.

ACS management and the Board will continually evaluate the timing of these share repurchases and will consider factors such as the company’s cash and debt levels, the condition of the debt markets, alternative investment opportunities, and other business trends. Subject to its ongoing evaluation of these factors, the Board of Directors anticipates authorizing additional share repurchases under the $1 billion share program. The company may purchase shares of Class A common stock from time to time in the open market or in privately negotiated transactions. In 2006 the company repurchased 27.2 million shares of Class A common stock at a cost of approximately $1.46 billion.

As previously announced, Darwin Deason, Chairman of the Board of Directors of the company, recently filed a notification under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) for the acquisition of up to an additional one million shares of the company’s Class A common stock following expiration or termination of the waiting period under the Act. The company has been notified that the waiting period under the Act has been terminated and that it is permissible for Mr. Deason to begin acquiring company shares. Any purchases of company shares by Mr. Deason, however, would be aggregated with shares repurchased by the company for purposes of calculating daily purchase volume limits applicable to the company and Mr. Deason. Therefore, in order to ensure that the company is able to execute the share repurchase program described above in the most effective manner for the benefit of shareholders, Mr. Deason has elected not to begin acquiring company shares at this time.

ACS, a FORTUNE 500 company with more than 62,000 people supporting client operations in more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” Visit ACS on the Internet at www.acs-inc.com.